Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2025, in the Registration Statement (Form S-1 No. 333-286059) and the related Prospectus of Ategrity Specialty Holdings LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

April 15, 2025